Exhibit 2
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
CHECKFREE CORPORATION,
CF OREGON, INC.,
and
CORILLIAN CORPORATION
February 13, 2007

		Page

Section 9.9	Jurisdiction	42

Section 9.10	Service of Process	43

Section 9.11	Specific Performance	43

Section 9.12	Assignment	43

Section 9.13	Expenses	43

Section 9.14	Headings	43

Section 9.15	Waivers	43

Section 9.16	WAIVER OF JURY TRIAL	43

Exhibit A	FIRPTA Certificate

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 13, 2007 (this “Agreement”), by and among Corillian Corporation, an Oregon corporation (the “Company”), CheckFree Corporation, a Delaware corporation (“Parent”), and CF Oregon, Inc., an Oregon corporation and wholly-owned subsidiary of Parent (“Sub”).
     WHEREAS, the respective boards of directors of Parent, Sub and the Company have approved, and have determined that it is in the best interests of their respective shareholders to consummate, the acquisition of the Company pursuant to the merger of Sub into Company with Company as the Surviving Corporation, upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:
     “Acquisition Proposal” means any proposal made by any Person or Persons other than Parent, Sub or any Affiliate thereof to acquire, other than in the transactions contemplated by this Agreement, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of twenty percent (20%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole.
     “Affiliate” has the meaning set forth in Rule l2b-2 of the Exchange Act.
     “Agreement” has the meaning set forth in the Preamble.
     “Articles of Merger” has the meaning set forth in Section 2.2.
     “Benefit Agreements” has the meaning set forth in Section 4.9(a).
     “Benefit Plans” has the meaning set forth in Section 4.9(a).
     “Book-Entry Shares” has the meaning set forth in Section 3.1(d).

     “Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York are authorized or required by Law to be closed.
     “Capitalization Date” has the meaning set forth in Section 4.2(a).
     “Certificates” has the meaning set forth in Section 3.1(d).
     “Change of Recommendation” has the meaning set forth in Section 6.3(e).
     “Cleanup” means all actions required, under applicable Environmental Laws, to clean up, remove, treat or remediate Hazardous Materials.
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” has the meaning set forth in Section 3.1(a).
     “Company” has the meaning set forth in the Preamble.
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent immediately prior to execution of this Agreement.
     “Company Material Adverse Effect” means any material adverse change in, or material adverse effect on, the business, financial condition or continuing operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to (i) the industries and markets in which the Company and its Subsidiaries operate (so long as the Company and its Subsidiaries are not disproportionately affected thereby), (ii) the United States economy (so long as the Company and its Subsidiaries are not disproportionately affected thereby) or (iii) the United States securities markets shall be excluded from the determination of Company Material Adverse Effect; and provided further that any adverse effect on the Company and its Subsidiaries resulting from (A) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (B) changes in GAAP or the accounting rules and regulations of the SEC, or (C) any action provided for by this Agreement or taken at the request of Parent or Sub, shall also be excluded from the determination of Company Material Adverse Effect.
     “Company Option Plans” means the Company’s Amended and Restated 1997 Stock Option Plan, Hatcher Associates, Inc. Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Compensation Plan, the ESPP, and 2003 Nonqualified Stock Incentive Compensation Plan.
     “Company Permits” has the meaning set forth in Section 4.11(b).
     “Company Products” has the meaning set forth in Section 4.12(f).

     “Company Recommendation” has the meaning set forth in Section 6.7.
     “Company SEC Reports” has the meaning set forth in Section 4.5.
     “Company Special Meeting” has the meaning set forth in Section 6.7.
     “Confidentiality Agreement” has the meaning set forth in Section 6.2.
     “Consideration Fund” has the meaning set forth in Section 3.2(a).
     “Contract” means any note, bond, mortgage, indenture, lease, license, contract, agreement or other consensual obligation.
     “Dissenting Shares” has the meaning set forth in Section 3.3(a).
     “Effective Time” has the meaning set forth in Section 2.2.
     “Employees” has the meaning set forth in Section 6.4(a).
     “Environmental Claim” means any claim, notice, directive, action, cause of action, investigation, suit, demand, abatement order or other order by a Governmental Entity alleging liability arising out of, based on, or resulting from (a) the Release of any Hazardous Materials at any location or (b) circumstances forming the basis of any violation of any Environmental Law.
     “Environmental Laws” means all applicable and legally enforceable Laws relating to pollution or protection of the environment, including Laws relating to Releases of Hazardous Materials and the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and including the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.),the Endangered Species Act of 1973 (16 U.S.C. § 1531 et seq.), and other similar state and local Laws, in effect as of the date hereof.
     “ERISA” has the meaning set forth in Section 4.9(a).
     “ERISA Affiliate” has the meaning set forth in Section 4.9(a).
      ESPP means the Company’s 2000 Employee Stock Purchase Plan, as amended and restated on May 8, 2001.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “FTP” has the meaning set forth in Section 4.18.
     “GAAP” has the meaning set forth in Section 4.5.
     “Governmental Entity” has the meaning set forth in Section 4.4.
     “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Parties” has the meaning set forth in Section 6.6(a).
     “Intellectual Property” means all rights in patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, other than off-the-shelf computer programs
     “Insured Parties” has the meaning set forth in Section 6.6(b).
     “IRS” means the U.S. Internal Revenue Service.
     “knowledge” means such facts and other information that as of the date of determination, after reasonable inquiry, are actually known to the chief executive officer, president, chief financial officer, general counsel or other senior executive officers of the referenced party.
     “Law” means any federal, state, local or foreign law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, franchise, license, agency requirement or permit of any Governmental Entity.
     “License-In Agreements” has the meaning set forth in Section 4.12(b).
     “Material Contract” has the meaning set forth in Section 4.8(a).
     “Merger” has the meaning set forth in Section 2.1.
     “Merger Consideration” has the meaning set forth in Section 3.1(a).
     “OBCA” means the Oregon business corporation act, as amended.

     “Option Consideration” means the aggregate amount required to make the payments set forth in Section 3.4(a).
     “Parent” has the meaning set forth in the Preamble.
     “Parent Plans” has the meaning set forth in Section 6.4(c).
     “Paying Agent” has the meaning set forth in Section 3.2(a).
     “Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including, without limitation, any Governmental Entity.
     “Proxy Statement” has the meaning set forth in Section 6.7.
     “Qualifying Transaction” means any acquisition of (i) fifty percent (50%) or more of the Common Stock pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or (ii) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole.
     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or real property.
     “Representatives” has the meaning set forth in Section 6.2.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock Options” has the meaning set forth in Section 3.4(a).
     “Sub” has the meaning set forth in the Preamble.
     “Subsidiary” means, as to any Person, any corporation, partnership, limited liability company, association or other business entity (i) of which such Person directly or indirectly owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power, (ii) of which such Person possesses more than fifty percent (50%) of the right to elect directors or Persons holding similar positions, or (iii) that such Person controls directly or indirectly through one or more intermediaries.
     “Superior Proposal” means any Acquisition Proposal that the Company’s board of directors determines, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company and its shareholders than the transactions contemplated hereby.

     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Tax Return” means any report, return, document, declaration, claim for refund, information statement or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
     “Taxes” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, withholding, workman’s compensation, unemployment insurance, franchise, transfer and recording taxes, fees and charges, imposed by the United States Internal Revenue Service or any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.
     “Termination Date” has the meaning set forth in Section 8.1(b)(i).
     “United States” means the United States of America.
     Section 1.2 Other Definitional Provisions; Interpretation.
               (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.
               (b) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”
               (c) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.
               (d) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available if requested by the party to which such information or documents are to be made available.
               (e) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

ARTICLE II
THE MERGER
     Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the OBCA, at the Effective Time, the Company and Sub shall consummate a merger (the “Merger”) pursuant to which (i) Sub shall merge with and into the Company and the separate corporate existence of Sub shall thereupon cease, (ii) the Company shall be the surviving corporation (the “Surviving Corporation”) in the Merger and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in the OBCA.
     Section 2.2 Effective Time. Parent, Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be delivered on the Closing Date (or on such other date as Parent and the Company may agree in writing) to the Secretary of State of the State of Oregon for filing as provided in the OBCA, and shall make all other deliveries, filings or recordings required by the OBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed by the Secretary of State of the State of Oregon, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the OBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”
     Section 2.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Pacific Time, on a date to be specified by the parties, which shall be no later than two (2) Business Days after satisfaction or waiver of all of the conditions set forth in Article VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Perkins Coie LLP, 1120 NW Couch Street, 10th Floor, Portland, Oregon, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).
     Section 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation. The articles of incorporation of the Sub, as in effect immediately prior to the Effective Time, shall at the Effective Time be the articles of incorporation of Surviving Corporation, until thereafter amended as provided by Law and such articles of incorporation. The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Corillian Corporation, until thereafter amended as provided by Law, the articles of incorporation of the Surviving Corporation and such bylaws.
     Section 2.5 Directors and Officers of the Surviving Corporation. The directors of Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws. The officers of Sub at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws.
ARTICLE III
CONVERSION OF SHARES
     Section 3.1 Conversion of Shares.
               (a) At the Effective Time, each share of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be cancelled pursuant to Section 3.1(c) and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $5.15 in cash (the “Merger Consideration”) without any interest thereon.
               (b) Each share of common stock, no par value, of Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, be converted into one fully paid and nonassessable share of the common stock, no par value, of the Surviving Corporation.
               (c) All shares of Common Stock that are owned by the Company as treasury stock and any shares of Common Stock owned by Parent, Sub or any other direct or indirect wholly-owned Subsidiary of Parent or the Company shall, at the Effective Time, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
               (d) At the Effective Time, each share of Common Stock converted into the right to receive the Merger Consideration without any interest thereon pursuant to Section 3.1(a) shall be automatically cancelled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of outstanding Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that, immediately prior to the Effective Time, represented shares of outstanding Common Stock (the “Certificates”) shall cease to have any rights with respect to such shares of Common Stock other than the right to receive, upon surrender of such Book-Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration, without any interest thereon, for each such share of Common Stock held by them.
               (e) If at any time between the date of this Agreement and the Effective Time any change in the number of outstanding shares of Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amount of the Merger Consideration as provided in Section 3.1(a) shall be equitably adjusted to reflect such change.
     Section 3.2 Exchange of Certificates and Book-Entry Shares.
               (a) At or prior to the Closing, Parent shall deliver, in trust, to a paying agent mutually agreed upon by Parent and the Company (the “Paying Agent”), for the benefit of the holders of shares of Common Stock and the holders of Stock Options at the Effective Time, sufficient funds for timely payment of (i) the aggregate Merger Consideration to be paid pursuant to this Section 3.2 in respect of Certificates and Book-Entry Shares, assuming no Dissenting Shares plus (ii) the aggregate Option Consideration to be paid pursuant to Section 3.4 in respect of the Stock Options (such cash being hereinafter referred to as the “Consideration Fund”). In the event the Consideration Fund shall be insufficient to pay the aggregate Merger Consideration contemplated by Section 3.1 and the Option Consideration contemplated by Section 3.4, Parent shall promptly deliver, or cause to be delivered, additional funds to the Paying Agent in an amount that is equal to the deficiency required to make such payments.
               (b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Certificates or Book-Entry Shares whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1 (i) a letter of transmittal that shall specify that delivery of such Certificates or Book-Entry Shares shall be deemed to have occurred, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration, the form and substance of which letter of transmittal and instructions shall be substantially as reasonably agreed to by the Company and Parent and prepared prior to the Closing. Upon surrender of a Book-Entry Share or a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share or Certificate shall be entitled to receive in exchange therefor, subject to any required withholding of Taxes, the Merger Consideration pursuant to the provisions of this Article III, and the Book-Entry Share or Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration payable to holders of Book-Entry Shares or Certificates. If any Merger Consideration is to be paid to a Person other than a Person in whose name the Book-Entry Share or Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes required by reason of payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share or Certificate surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not applicable.
               (c) The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. Earnings on the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Article III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.
               (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration pursuant to this Article III, except as otherwise provided by Law.
               (e) Any portion of the Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders or holders of Stock Options of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III with respect to such Certificates or Book-Entry Shares and any holders of Stock Options shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.
               (f) Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any Person in respect of cash from the Consideration Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the date on which any Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, and any holder of such Certificate or Book-Entry Share who has not theretofore complied with this Article III with respect thereto shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration in respect thereof.
               (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (such affidavit shall be in a form reasonably satisfactory to Parent and the Paying Agent) by the Person claiming such certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which such Person is entitled in respect of such Certificate pursuant to this Article III.
     Section 3.3 Shares of Dissenting Shareholders.
               (a) Notwithstanding anything in this Agreement other than Section 3.3(b) to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to dissent from the Merger under Sections 60.551 to 60.594 of the OBCA and who has exercised, when and in the manner required by Sections 60.551 to 60.594 of the OBCA to the extent so required prior to the Effective Time, such right to dissent and to obtain payment of the fair value of such shares under Sections 60.551 to 60.594 of the OBCA in connection with the Merger (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such shareholder shall have effectively withdrawn or lost (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Sections 60.551 to 60.594 of the OBCA, but shall instead be entitled only to such rights with respect to such Dissenting Shares as may be granted to such shareholder under Sections 60.551 to 60.594 of the OBCA. From and after the Effective Time, Dissenting Shares shall not be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to shareholders of record prior to the Effective Time). The Company shall promptly provide any notices of dissent to Parent.
               (b) If any shareholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such shareholder’s right to obtain payment of the fair value of such shareholder’s Dissenting Shares under Sections 60.551 to 60.594 of the OBCA, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such shareholder’s shares of Common Stock shall no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, shall be treated as if they had as of the Effective Time been converted into the right to receive Merger Consideration, without any interest thereon, as set forth in subsection (a) of Section 3.1 or converted or cancelled in accordance with subsections (b) or (c) of Section 3.1, as applicable.
     Section 3.4 Treatment of Stock Options.
               (a) As soon as practicable following the date of this Agreement and to the extent necessary, the board of directors of the Company (or, if appropriate, any committee administering the Company Option Plans) shall adopt such resolutions and take such other actions as are required to adjust the terms of options to purchase shares of Common Stock issued pursuant to the Company Option Plans (excluding any purchase rights issuable pursuant to the ESPP) that are outstanding at the Effective Time (“Stock Options”), to provide that each Stock Option, whether or not vested or exercisable prior to the Effective Time or as a result of the Merger, shall (i) at the Effective Time immediately be converted into the right to receive cash in an amount equal to (A) the number of shares subject to the Stock Option multiplied by (B) the Merger Consideration, less the applicable Stock Option exercise price per share of Common Stock subject to such Stock Option, provided that this amount is greater than zero, and less any applicable tax withholding obligations, and (ii) otherwise terminate at the Effective Time. Immediately following the Effective Time, Parent shall promptly pay or cause to be paid to the holders of Stock Options the consideration as provided in this Section 3.4.
               (b) From and after the Effective Time, no holder of a Stock Option shall have any right to acquire equity of the Company, the Surviving Corporation, the Parent or any of their respective affiliates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the Company Disclosure Schedule, the Company represents and warrants to Parent and Sub as follows:
     Section 4.1 Organization.
               (a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has made available to Parent a copy of the articles of incorporation and bylaws, as currently in effect, of the Company and each of its Subsidiaries. Neither the Company nor any of the Subsidiaries is in violation of any provision of its articles of incorporation or bylaws.
               (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of formation of each Subsidiary, the other jurisdictions in which it is qualified to do business and the percentage of the outstanding equity interest of each Subsidiary owned by the Company, any other Subsidiary and any other holder of equity in such Subsidiary, is set forth in Section 4.1(b) of the Company Disclosure Schedule.
     Section 4.2 Capitalization.
               (a) The authorized capital stock of the Company consists of (i) 150,000,000 shares of Common Stock, 45,226,806 of which were issued and outstanding on February 8, 2007 (the “Capitalization Date”) (none of which are held in treasury of the Company) and (ii) 40,000,000 shares of preferred stock, no ascribed or par value per share, none of which was issued or outstanding on the date of this Agreement. All of the outstanding shares of the Company’s capital stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the Capitalization Date, 6,423,522 shares of Common Stock were reserved for future issuance pursuant to outstanding Stock Options, restricted stock awards and purchase rights granted pursuant to the Company Option Plans, of which 6,418,085 were subject to outstanding Stock Options, 5,437 were subject to purchase rights in respect of the current offering period under the ESPP, and no shares were subject to outstanding restricted stock awards. At the Closing, the aggregate number of shares of capital stock of the Company issued and outstanding and issuable upon exercise of outstanding Stock Options, restricted stock awards or purchase rights shall be equal to or less than the aggregate number of issued or issuable shares of capital stock of the Company set forth in this Section 4.2(a) or as permitted by Parent pursuant to Section 6.1 hereof. As of the date hereof, other than pursuant to the Company Option Plans, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. Section 4.2(a) of the Company Disclosure Schedule sets forth the following information with respect to each Stock Option outstanding as of the Capitalization Date: (i) the name of the Stock Option recipient; (ii) the number of shares of Common Stock subject to such Stock Option; (iii) the exercise or purchase price of such Stock Option; (iv) the date on which such Stock Option was granted; (v) the extent to which such Stock Option is vested and/or exercisable and whether the exercisability of or right to repurchase of such Stock Option will be accelerated in any way by the Merger and the extent of acceleration; and (vi) whether such Stock Option is a non-qualified stock option or an incentive stock option. All outstanding shares of Common Stock, all Stock Options and all outstanding shares of capital stock of each Subsidiary have been issued and granted in compliance in all respects with applicable Laws.
               (b) All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all liens, pledges, security interests or other encumbrances.
               (c) Neither the Company nor any of its Subsidiaries directly or indirectly owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.
     Section 4.3 Authorization; Validity of Agreement; Company Action. The Company has the requisite corporate power and authority to execute and deliver this Agreement, perform its obligations hereunder, and, subject to obtaining the approval of its shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its board of directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and, except for shareholder approval, the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. On or prior to the date of this Agreement, the Company’s board of directors, at a meeting duly called and held, (i) approved, adopted and declared advisable this Agreement and the Merger (such approval and adoption having been made in accordance with the OBCA), (ii) approved the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, including the Merger, (iii) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders, and (iv) resolved to recommend that the Company’s shareholders approve and adopt this Agreement and Merger.
     Section 4.4 Consents and Approvals; No Violations. The execution and delivery of this Agreement by the Company do not, and the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries, (ii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound that would have a material impact on the Company and its

Subsidiaries, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets that would have a material impact on the Company and its Subsidiaries or (iv) other than in connection with or compliance with (A) the OBCA, (B) the HSR Act, (C) Nasdaq rules and listing standards and (D) the Exchange Act, require the Company to make any material filing or registration with or notification to, or require the Company to obtain any material authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a “Governmental Entity”) except, in the case of clause (iv), for such filings, registrations, notifications, authorizations, consents or approvals the failure to which to make or obtain would not be material to the continued operation of the Company and its Subsidiaries in the ordinary course or result in the payment of a material fine or penalty; except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain would occur or be required as a result of the business or activities in which Parent or Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Parent or Sub.
     Section 4.5 SEC Reports.
               (a) The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since December 31, 2003 (such documents, together with any reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Reports”). As of their respective filing dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of the Company included in the Company SEC Reports complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, was prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end adjustments). As the date of this Agreement, there are no outstanding comment letters or requests for information from the SEC with respect to any Company SEC Report. No Subsidiary is required to file any form, report or other document with the SEC.
               (b) The Company has timely filed or furnished all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are designed to ensure and are effective to provide reasonable assurance that all material information concerning the

Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents.
               (c) The Company has disclosed, based on prior evaluations of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, known to the Company that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, the Company’s management has not notified the Company’s auditors and audit committee since the latest Report on Form 10-K of any significant deficiency, material weakness or fraud.
               (d) The Company has accounted for its stock options in accordance with GAAP for the fiscal years ended December 31, 2004, 2005 and 2006. The Company does not have any program or practice in place to (i) time stock option grants to employees or directors with the release of material non-public information in a manner intended to improperly favor employees or directors or (ii) set the exercise prices in coordination with such release in a manner intended to improperly favor employees or directors.
     Section 4.6 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2006, (b) liabilities and obligations disclosed in the financial statements and notes thereto included in the Company SEC Reports since January 1, 2006, (c) liabilities and obligations incurred in connection with the Merger or otherwise as contemplated by this Agreement, (d) liabilities and obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect and (e) other liabilities and obligations that are otherwise the subject of any other representation or warranty contained in this Article IV, since September 30, 2006, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company SEC Reports.
     Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, since September 30, 2006 neither the Company nor any of its Subsidiaries (i) has suffered a Company Material Adverse Effect, (ii) has taken any action that would be prohibited by Section 6.1(a) through Section 6.1(t) if taken after the date hereof; or (iii) conducted their businesses other than in the ordinary course of business consistent with past practice.
     Section 4.8 Material Contracts.
               (a) As of the date hereof and other than as set forth on Section 4.8 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract:

                    (i) that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC;
                    (ii) that would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any successor thereto from engaging in any line of business (including the sale of any product) or in any geographic area or that contains an express non-competition covenant on the part of the Company;
                    (iii) that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company;
                    (iv) would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement;
                    (v) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for indebtedness in excess of $100,000;
                    (vi) that is a written contract (other than this Agreement) for the sale of any of its assets after the date hereof in excess of $100,000 (other than in the ordinary course of business);
                    (vii) that is a collective bargaining agreement or any other agreement with a union;
                    (viii) that is an employment, consulting, severance, termination or indemnification contract obligating the Company or any of its Subsidiaries after the Closing to pay to any current or former employee, officer or director of the Company;
                    (ix) that is with an officer or director of the Company under which the Company or any of its Subsidiaries would have obligations after the Closing;
                    (x) that creates an obligation on the part of the Company or a Subsidiary to pay another Person an amount in excess of $100,000 in any 12 month period beginning on or after January 1, 2007;
                    (xi) that creates an obligation on the part of another Person to pay the Company or a Subsidiary an amount in excess of $100,000 in any 12 month period beginning on or after January 1, 2007 (other than pursuant to customer Contracts in the ordinary course of business, unless such obligation is in an amount in excess of $500,000 during such 12 month period);
                    (xii) that relates to the lease or sublease of real property; or

                    (xiii) is entered into outside the ordinary course of business and creates a material obligation of payment to or from the Company or any of its Subsidiaries.
     Each such contract described in clauses (i)-(xii) is referred to herein as a “Material Contract.”
               (b) Each Material Contract is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and the Company has performed in all material respects all obligations required to be performed by it to the date hereof under each Material Contract and, to the Company’s knowledge, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Material Contract. The Company has not received notice, nor does it have knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound.
Section 4.9 Employee Benefit Plans; ERISA.
               (a) Section 4.9(a) of the Company Disclosure Schedule sets forth a list of all material employee benefit plans, programs and arrangements providing retirement, pension, health, medical, life insurance, disability, deferred compensation, bonus, incentive compensation, options, equity-based compensation, retention, severance or other similar benefits, whether or not in writing, including plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries by the Company or by any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or pursuant to which the Company or any of its Subsidiaries has an obligation or a liability (such plans, “Benefit Plans”) and all material employment and severance agreements with employees of the Company or any of its Subsidiaries (such agreements, “Benefit Agreements”).
               (b) With respect to each Benefit Plan and, where applicable, Benefit Agreement that is not a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA: (i) if intended to be qualified under section 401(a) of the Code, such Benefit Plan (A) is the subject of an unrevoked favorable determination letter from the IRS, (B) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (C) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan, and, to the knowledge of the Company, nothing has occurred since the date of the most recent such determination, opinion or advisory letter that would adversely affect such qualification, (ii) to the knowledge of the Company, such Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law, (iii) no disputes are pending, or, to the knowledge of the Company, threatened that, if decided adversely to such Benefit Plan or the Company would have a Company Material Adverse Effect, and (iv) except as would not have a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in, or accelerate the time of payment of or increase the vested benefit of, compensation due any current employee or officer of the Company.
               (c) Neither the Company nor any ERISA Affiliate has now or at any time during the last six years contributed to, sponsored, or maintained a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV or ERISA, including any multiemployer plan as defined in Section 4001(a)(3) of ERISA.
               (d) The transactions contemplated by this Agreement will not result in payments subject to loss of deduction pursuant to Section 280G of the Code.
               (e) None of the Benefit Plans provides for or promises medical, group health or retiree life insurance benefits for a period following retirement or other termination of employment to any current or former employee, officer or director of the Company or any of its Subsidiaries, except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or any other applicable law.
               (f) None of the Company or its Subsidiaries has any knowledge of any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that would have a Company Material Adverse Effect.
     Section 4.10 Litigation. As of the date hereof, there is no action, claim, suit, proceeding or governmental investigation pending for which the Company has been notified or, to the knowledge of the Company, overtly threatened in writing that is material to the Company and its Subsidiaries.
     Section 4.11 Compliance with Law.
               (a) Neither the Company nor any of its Subsidiaries is in material violation of, or in material default under, any Law, in each case, applicable to the Company or any of its Subsidiaries or any of their respective assets and properties that is material to the Company and its Subsidiaries.
               (b) Each of the Company and the Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity, in each case that are necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or carry on its business as it is now being conducted (the “Company Permits”). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, overtly threatened in writing, in each case as would be material to the Company and its Subsidiaries.
               (c) Notwithstanding the foregoing, this Section 4.11 shall not apply to employee benefit plans, Taxes, Environmental Laws or labor matters, which are the subject exclusively of the representations and warranties in Section 4.9, Section 4.12(a), Section 4.15 and Section 4.16, respectively.
     Section 4.12 Intellectual Property.
               (a) Section 4.12(a) of the Company Disclosure Schedule sets forth all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications for registration thereof, (iii) copyright work registrations and applications for registration thereof, and (iv) internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of its Subsidiaries (collectively, the “Owned Intellectual Property”). With respect to each item of Intellectual Property required to be identified in this Section 4.12: (i) the Company or its Subsidiary is the sole owner and possesses all right, title, and interest in and to such systems or item, free and clear of any material lien; (ii) such systems or item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge of which the Company has received notice; (iii) no action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand of which the Company has received notice is pending before a Governmental Entity or, to the knowledge of the Company, is overtly threatened in writing that challenges the legality, validity, enforceability, registrations, use, or ownership of such systems or item; and (iv) neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conduct with respect to such systems or item (other than in the ordinary course of business).
               (b) Section 4.12(b) of the Company Disclosure Schedule sets forth a list of all material agreements under which the Company or any of its Subsidiaries licenses from a third party material Intellectual Property that is used by the Company or such Subsidiary in the conduct of its business, except for off-the-shelf software programs that the Company and any of its Subsidiaries use in the ordinary course of business (such agreements being referred to as “License-In Agreements” and the Intellectual Property subject to such License-In Agreements being referred to as the “Licensed Intellectual Property”). To the knowledge of the Company, (i) each License-In Agreement is valid, binding, and in full force and effect; (ii) each License-In Agreement will continue to be valid, binding, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company nor any of its Subsidiaries has received notice, or has knowledge, of any material violation of or default of any material obligation under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) such License-In Agreement; (iv) no licensor party to any License-In Agreement is in default of such License-In Agreement; (v) neither the Company nor any of its Subsidiaries has repudiated any provision of any License-In Agreement; and (vi) neither the Company nor any of its Subsidiaries has granted any material sublicense or similar right with respect to any License-In Agreement.
               (c) The Company and its Subsidiaries own or have the right to use, without payments to any other Person except pursuant to a License-In Agreement that is specified in Section 4.12(b) of the Company Disclosure Schedule, all Intellectual Property actually used in the operation of the business of the Company and its Subsidiaries as and where the business is presently conducted. Each item of Intellectual Property (except for off-the-shelf software programs that the Company and its Subsidiaries use in the ordinary course of business)

owned or used by the Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder, excluding any item of such Intellectual Property, the absence of which would not reasonably be expect to be material to the continued operation of the Company and its Subsidiaries in the ordinary course or result in the payment of a material fine, penalty, royalty or other amount. The Company and its Subsidiaries are taking or have taken all commercially reasonable actions that are required to maintain, and all commercially reasonable actions that they reasonably believe are required to protect, each item of Intellectual Property that they own or use.
               (d) None of (i) the Company or any of its Subsidiaries, (ii) the Intellectual Property owned by the Company or any of its Subsidiaries, and (iii) the operation of the business of the Company or any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, excluding any of the forgoing that would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice during the past two (2) years, (or earlier, if not resolved) alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries during the past two (2) years (or earlier if not resolved), excluding any such interference, infringement or misappropriation that would not reasonably be expected to have a Company Material Adverse Effect.
               (e) As of the Effective Time, no former or current shareholder, employee, director or officer of the Company or any of its Subsidiaries will have, directly or indirectly, any interest in any Intellectual Property used in or pertaining to the business of the Company and its Subsidiaries, nor will any such Person have any rights to past or future royalty payments or license fees from the Company or any of its Subsidiaries, deriving from licenses, technology agreements or other agreements, whether written or oral, between any such Person and the Company and/or any of its Subsidiaries.
               (f) Schedule 4.12(f) of the Company Disclosure Schedule contains a list of material software that the Company sells, licenses, distributes or grants an interest in to third parties (“Company Products”) and identifies all material Intellectual Property owned by any third party that is embedded in the Company Products and lists each contract between the Company and the owner of such Intellectual Property. To the Company’s knowledge, all Company Products were developed by either (i) employees of the Company within the scope of their employment and who have executed valid and enforceable assignments of all intellectual property rights associated therewith to Company, or (ii) independent contractors who have no rights in the Company Products or have assigned all of their rights to Company pursuant to written and enforceable contracts. The Company Products do not contain any open-source, shareware or other publicly available code. Each of the Company Products complies in all material respects with its respective published specifications. Schedule 4.12(f) of the Company Disclosure Schedule lists each agreement pursuant to which a third party (i) has been granted a right or license to sublicense, distribute, resell or provide any Company Products to unaffiliated parties, (ii) has been granted a right or license to act as a service bureau or outsource services provided for unaffiliated third parties using any the Company Products; (iii) has been granted any exclusive license rights in any of the Company Products; or (iv) has been granted pricing concessions that require that its pricing be as favorable as pricing granted to other similarly situated customers (other than customer Contracts entered into in the ordinary course of business). There are no “time bombs,” expiry dates, dongle or other code in the Company Products that will materially disrupt or terminate the operation or have a material adverse impact on the operation of copies of the Company Products licensed to customers.
               (g) The Company and its Subsidiaries have used commercially reasonable efforts to maintain the confidentiality of the trade secrets and other confidential Intellectual Property used or held for use by the Company or its Subsidiaries.
     Section 4.13 Taxes
               (a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed and (ii) paid all Taxes shown to be due on such Tax Returns other than such Taxes as are being contested in good faith by the Company or its Subsidiaries. The accruals and reserves for Taxes reflected in each Company SEC Report is adequate to satisfy all Taxes accruable through the relevant date of such Company SEC Report (including any interest and penalties, if any, thereon) in accordance with GAAP.
               (b) There are no material ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Company or its Subsidiaries. No taxing authority has asserted in writing against the Company or any Subsidiary any deficiency or claim for any Taxes.
               (c) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or material deficiencies against the Company or any of its Subsidiaries.
               (d) There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.
               (e) Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes.
               (f) Neither the Company nor any Subsidiary has been the member of any federal consolidated group in which Company was not the common parent. Neither the Company nor any Subsidiary (i) has any liability for Taxes or any other person under Section 1502-6 of the Treasury Regulations (or any comparable provision of state, local, foreign or other law) or as a transferee or successor by contract or (ii) has ever been a partner in an entity treated as a partnership for federal income tax purposes.

               (g) Neither the Company nor any Subsidiary will be required to recognize taxable income in a taxable period after the Effective Time that is attributable to any transaction occurring in, or a change in tax accounting method made for, any taxable period ending on or before the date of the Effective Time that has or will result in a deferred reporting from such transaction or from such change in accounting method.
               (h) Neither the Company nor any Subsidiary has made during the Company’s current tax year through the date hereof or during the Company’s three preceding tax years or is obligated to make any payment that would not be deductible pursuant to Sections 162(m) or 280G of the Code.
               (i) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is subject to taxation by that jurisdiction. The Company and each Subsidiary have delivered or made available or will make available to Parent true and complete copies of all Federal, state, foreign and other material Tax Returns filed by the Company and the Subsidiaries and written audit reports and written statements of deficiencies received by the Company or any Subsidiary with respect to the audit of any of their Tax Returns.
               (j) Neither the Company nor any Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(c)(3)(i)(A). Neither the Company nor any Subsidiary has been a “distributing corporation” or “controlled corporation” (within the meaning of Code section 355(c)(2)) with respect to a transaction described in Code section 355 within the five-year period ending as of the date of this Agreement.
               (k) Except as would not have a Company Material Adverse Effect, each Benefit Plan that is a “nonqualified deferred compensation plan,” within the meaning of section 409A of the Code, has been operated and administered since January 1, 2005 in good faith compliance with section 409A of the Code , to the extent such Code section is applicable to such Benefit Plan. Except as would not have a Company Material Adverse Effect, no such Benefit Plan has been “materially modified” (within the meaning of IRS Notice 2005-1 or Proposed Treasury Regulation section 1.409A- 6(a)(4)) at any time after October 3, 2004.
     Section 4.14 Tangible Assets. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and/or one or more of its Subsidiaries have valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to, all of the real properties and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, as currently conducted, free and clear of all liens or encumbrances.
     Section 4.15 Environmental
               (a) To the knowledge of the Company, each of the Company and its Subsidiaries and any predecessors thereof has been and is in compliance with all Environmental Laws, except for noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of material permits and other governmental authorizations required for their operations under applicable Environmental Laws, and compliance with the terms and conditions thereof.
               (b) Neither the Company nor any of its Subsidiaries has received written notice of any Environmental Claims against the Company or any Subsidiary or written notice that the Company or any of its Subsidiaries or any predecessor of any of the foregoing may be potentially liable under or received any written requests for information or other written correspondence or written notice that it is considered potentially liable for any contamination by Hazardous Substances or noncompliance with Environmental Laws.
               (c) To the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company, any Subsidiary or any predecessor of any of the foregoing (including, without limitation, soils and surface and ground waters) have been contaminated by the dumping, discharge, spillage, disposal or other Release of Hazardous Substances. To the knowledge of the Company, with respect to the real property currently owned, leased or operated by the Company or any of its Subsidiaries, there have been no Releases of Hazardous Materials that require a Cleanup or is part of an Environmental Claim.
               (d) All waste containing any Hazardous Materials generated, used, handled, stored, treated or disposed of (directly or indirectly) by the Company has been released or disposed of in material compliance with all applicable Environmental Laws and reporting requirements.
               (e) To the Company’s knowledge, no building or other improvement located on the properties currently owned, leased or operated by the Company or any of its Subsidiaries (to the extent such building or property is occupied by the Company or any of its Subsidiaries) contains any friable asbestos or friable asbestos-containing materials.
     Section 4.16 Labor Matters
               (a) Section 4.16(a) of the Company Disclosure Schedule lists each employee of the Company and each of the Subsidiaries as of February 9, 2007 and each such employee’s current compensation and designates each such employee by job title and business division for which the employee primarily performs services, whether such employee is on leave of absence or layoff status, each employee’s vacation accrual, and each employee’s service crediting date for purposes of vesting and eligibility in its Employee Benefit Plans.
               (b) As of the date hereof, there are no pending or, to the knowledge of the Company, threatened strikes, lockouts, work stoppages or slowdowns involving the employees of the Company or any of its Subsidiaries.
           (c) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor to the knowledge of Company, are there any activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries.

               (d) There is no unfair labor practice or labor arbitration proceeding pending for which the Company has received notice or, to the knowledge of the Company, overtly threatened in writing against the Company or its Subsidiaries.
               (e) The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Government Entity and have withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Government Entity all amounts required to be withheld from employees of the Company or any Subsidiary, except such noncompliance as would not be material to the Company and its Subsidiaries. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. There is no action or proceeding with respect to a violation of any occupational safety or health standards pending with respect to the Company. There is no claim of discrimination in employment or reemployment practices, for any reason, including, without limitation, age, gender, race, religion, or other legally protected category, which remains unresolved or pending before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Subsidiary has employed or employ any person.
     Section 4.17 Proxy Statement. The Proxy Statement will not, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub for inclusion or incorporation by reference therein. The Proxy Statement, insofar as it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Laws.
     Section 4.18 Opinion of Financial Advisors. The Company has received the written opinion of FTP Securities LLC (“FTP”), dated on or prior to the date of this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Common Stock, other than Parent, Sub, any Affiliate of Parent or Sub, or holders of Dissenting Shares, is fair, from a financial point of view, to such holders.
     Section 4.19 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary other than FTP, the fees and expenses of which will be paid by the Company, is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB
     Parent and Sub jointly and severally represent and warrant to the Company as follows:
     Section 5.1 Organization. Each of Parent and Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the articles of incorporation and bylaws or other equivalent organizational documents of Parent and Sub, as currently in effect, and neither Parent nor Sub is in violation of any provision of its articles of incorporation or bylaws or other equivalent organizational documents.
     Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Sub has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement, approval and adoption of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Sub, and no other action on the part of Parent or Sub is necessary to authorize the execution and delivery by Parent and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
     Section 5.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby will not, (i) violate any provision of the articles of incorporation or bylaws (or equivalent organizational documents) of Parent or Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any Law applicable to Parent, any of its Subsidiaries or any of their properties or assets or (iv) other than in connection with or compliance with (A) the OBCA, (B) requirements under other state corporation Laws, (C) the

HSR Act and (D) the Exchange Act, require on the part of Parent or Sub any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity.
     Section 5.4 Compliance with Law. Except as would not, individually or in the aggregate, be likely to cause the Parent and Sub to be unable to perform their obligations hereunder, neither Parent nor any of its Subsidiaries is in violation of, or in default under, any Law, in each case, applicable to Parent or any of its Subsidiaries or any of their respective assets and properties.
     Section 5.5 Sub’s Operations. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not owned any assets, engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
     Section 5.6 Proxy Statement. None of the information supplied by Parent or Sub for inclusion in the Proxy Statement will, at the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 5.7 Brokers or Finders. No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
     Section 5.8 Sufficient Funds. Parent has, and as of the Closing will have, sufficient immediately available funds (through existing credit arrangements or otherwise) to pay when due the aggregate Merger Consideration and to pay when due all of its fees and expenses related to the transactions contemplated by this Agreement.
     Section 5.9 Share Ownership. None of Parent, Sub or any of their respective Affiliates beneficially owns any Common Stock.
     Section 5.10 Acquiring Person. None of Parent, Sub or their respective Affiliates is or ever has been an “interested shareholder” (as defined in Section 60.825 of the OBCA) with respect to the Company.

     Section 5.11 Investigation by Parent and Sub. Each of Parent and Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Sub has been provided access to the properties, premises and records of the Company and its Subsidiaries for this purpose. Each of Parent and Sub acknowledges that none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, except for the representations and warranties of the Company expressly set forth in Article IV.
ARTICLE VI
COVENANTS
     Section 6.1 Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, the Company and its Subsidiaries shall use commercially reasonable efforts to (i) preserve intact their current business organization; and (ii) preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters addressed specifically by any provision of this Section 6.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such specific provision. Without limiting the generality of the foregoing, except (w) as may be required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as contemplated or permitted by this Agreement or (z) as set forth in the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its Subsidiaries will:
               (a) amend its Articles of Incorporation or Bylaws;
               (b) except pursuant to the exercise of Stock Options outstanding on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other ownership interest of the Company or any of its Subsidiaries, or (ii) any other securities of the Company or any of its Subsidiaries in respect of, in lieu of, or in substitution for, Common Stock outstanding on the date hereof;

               (c) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding Common Stock;
               (d) split, combine, subdivide or reclassify any Common Stock or declare, set aside for payment or pay any dividend or other distribution in respect of any Common Stock or otherwise make any payments to shareholders in their capacity as such;
               (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, other than the Merger;
               (f) other than in the ordinary course of business consistent with past practice, acquire, sell, lease, dispose of, pledge or encumber any assets that, in the aggregate, are material to the Company and its Subsidiaries;
               (g) other than in the ordinary course of business consistent with past practice, incur any material indebtedness for borrowed money in addition to that incurred as of the date of this Agreement or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Subsidiary of the Company;
               (h) other than as set forth in Section 6.1(h) of the Company Disclosure Schedule, grant any increases in the compensation of any of its directors or officers, or enter into any new or amend any existing employment or severance agreements with any director, officer or key employee, or materially increase the compensation of any key employee other than in the ordinary course consistent with past practice;
               (i) except as may be contemplated by, or resulting from the transaction contemplated by, this Agreement or in the ordinary course of business consistent with past practices, terminate, materially amend or create any Benefit Plans or pay or accelerate any benefit thereunder, other than as may be required by the terms of any Benefit Plan in effect on the date hereof;
               (j) change any of the accounting methods used by the Company unless required by GAAP or applicable Law;
               (k) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any significant amount of assets;
               (l) pay, discharge or satisfy any material claim, liability or obligation other than in the ordinary course of business and consistent with past practice and other than to the extent reserved against in the most recent consolidated financial statements included in the SEC Reports filed prior to the date hereof;
               (m) authorize or make any commitment with respect to, any capital expenditure not in the Company’s current capital budget included in Section 6.1(m) of the Company Disclosure Schedule, in excess of $100,000 individually, or $500,000 in the aggregate;

               (n) make, revoke or change any material Tax election or material method of Tax accounting (within the meaning of Section 446(a) of the Code or similar provisions of state or local income Tax law), file any amended Tax Return (unless required by Law), enter into any closing agreement relating to a material amount of Taxes, settle or compromise any material liability with respect to Taxes or consent to any material claim or assessment relating to Taxes;
               (o) (i) abandon, sell, assign, or grant any security interest in or to any item of Owned Intellectual Property or Licensed Intellectual Property that is material to or necessary to operate the Company’s business in the ordinary course, (ii) grant to any third party any license, sublicense or covenant not to sue with respect to any Owned Intellectual Property or Licensed Intellectual Property, other than in the ordinary course of business consistent with past practice; (iii) develop, create or invent any Intellectual Property jointly with any third party (other than consultants in the ordinary course of business), (iv) disclose, or allow to be disclosed any confidential Owned Intellectual Property, other than subject to commercially reasonably procedures to protect the confidentiality of such Owned Intellectual Property, (v) fail to take all commercially reasonably actions that are required to maintain, or that the Company reasonably believes are required to protect, its interest in each item of the Owned Intellectual Property and the Licensed Intellectual Property;
               (p) other than in the ordinary course of business consistent with past practice, or on terms not materially adverse to the Company and its Subsidiaries, taken as a whole, modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims thereunder;
               (q) fail to make in a timely manner any filings with the SEC required to be filed by the Company under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder, except as would not affect the Company’s eligibility for the use Form S-3 under General Instruction I.A. to Form S-3; provided, however, that the filing of the information required by Part III of Form 10-K by amendment to the Company’s Form 10-K not later than 120 days after the end of the Company’s fiscal year end shall not be deemed a violation of this Section 6.1(q);
               (r) enter into any contract or agreement with any director or executive officer of the Company or any Subsidiary or any of their respective affiliates (including any immediate family member of such person) or any other affiliate of the Company or any Subsidiary (other than a contract or agreement excluded from Section 6.1(h));
               (s) draw down on lines or credit or incur expenditures on research and development, other than in ordinary course of business and consistent with past practice;
               (t) announce an intention or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or
               (u) fail to file Tax Returns or pay Taxes when due.
     Section 6.2 Access to Information. The Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent reasonable access, in a manner not disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, books, records and officers of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries in each case as may reasonably be requested and necessary to consummate the transactions contemplated by this Agreement; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Sub if such disclosure would, in the reasonable judgment of the Company, (i) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (ii) jeopardize any attorney-client or other legal privilege; provided further, however, that nothing herein shall authorize Parent or its Representatives to undertake any further investigation of the Company, including environmental investigations or sampling at any of the properties owned, operated or leased by the Company or its Subsidiaries. The Confidentiality Agreement, dated December 8, 2006 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s officers, employees, and other Representatives hereunder.
     Section 6.3 Acquisition Proposals.
               (a) The Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their respective officers, directors, employees and other Representatives not to, directly or indirectly (i) initiate, solicit or encourage, or take any action for the purpose of facilitation, any inquiries or the making of any Acquisition Proposal or (ii) except as permitted below, engage in negotiations or discussions with, or furnish any information or data to, any Person for the purpose of facilitating such inquiries or to obtain a proposal or offer for an Acquisition Proposal. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.
               (b) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited Acquisition Proposal, the Company and its board of directors may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Person or Persons making such Acquisition Proposal and their respective Representatives and potential sources of financing if either (i) the Company’s board of directors determines in good faith, after consultation with its financial advisors, that such Person or Persons are reasonably likely to submit to the Company an Acquisition Proposal that is a Superior Proposal or (ii) the Company’s board of directors determines in good faith, after consultation with its counsel, that the failure to participate in such discussions or negotiations or to furnish such information may be inconsistent with the directors’ fiduciary duties under applicable Law; provided that the Company shall have obtained from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality signed with the Parent. In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Acquisition Proposal under applicable Law.

               (c) The Company will promptly notify Parent of the receipt by the Company of any oral or written proposal or offer or any inquiry or contact with any person regarding a potential proposal or offer regarding an Acquisition Proposal, the identity of the Person or Persons making such Acquisition Proposal and the material terms of the Acquisition Proposal. The Company will keep Parent reasonably informed of the status and details of any such Acquisition Proposal and of any material amendments or proposed material amendments thereto and will promptly notify Parent of any determination by the Company’s board of directors that such Acquisition Proposal constitutes a Superior Proposal.
               (d) Subject to Section 6.3(e), unless and until this Agreement has been terminated in accordance with Section 8.1, the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent or Sub, the approval or recommendation of the Merger as set forth in Section 6.7; or approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.
               (e) Notwithstanding the foregoing, in the event that, prior to the Company Special Meeting, the Company’s board of directors receives a Superior Proposal that has not been withdrawn, the Company’s board of directors may, if the Company’s board of directors determines in good faith, after consultation with its counsel, that the failure to take such action may be inconsistent with the directors’ fiduciary duties under applicable Law, withdraw, withhold or modify the approval or recommendation of the Merger (a “Change of Recommendation”), approve or recommend such Superior Proposal or terminate this Agreement as permitted pursuant to the terms of Section 8.1(b)(iv) or Section 8.1(c)(ii); provided that:
               (i) the Company notifies the Parent that it intends to take such action, which notice must identify the party making such proposal and set forth the material terms and conditions of such proposal; and
               (ii) Parent shall not have proposed, within three (3) Business Days after receipt of such notice from the Company, to amend this Agreement to provide for terms the board of directors of the Company determines in good faith, after consultation with its financial advisor, to be as favorable as or superior to those of the Superior Proposal.
               (f) Nothing contained in this Section 6.3 shall prohibit the Company or its board of directors from taking and disclosing to the Company’s shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from taking any action or making any disclosure required by applicable Law; provided that the content of the disclosure complies with this Section 6.3.
     Section 6.4 Employee Benefits.
               (a) Following the Effective Time, Parent shall cause the Surviving Corporation to provide the employees of the Company and the Subsidiaries who remain employed by Parent, the Surviving Corporation or their subsidiaries after the Effective Time (the “Employees”) with employee benefits that are in the aggregate no less favorable to each Employee than those maintained from time to time by Parent or its Subsidiaries (including without limitation the Surviving Corporation) for similarly-situated employees of Parent or its Subsidiaries.
               (b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all written employment, employment termination, severance and other compensation agreements, including agreements providing for change-in-control, severance or retention benefits, scheduled on Section 6.4(b)(i) of the Company Disclosure Schedule, in each case in the form existing immediately prior to the execution of this Agreement. Section 6.4(b)(ii) of the Company Disclosure Schedule sets forth the Company’s informal severance guidelines for its employees not otherwise benefiting from a severance provision in an agreement set forth in Section 6.4(b)(i) of the Company Disclosure Schedule. Parent shall cause each Employee terminated within one (1) year after the Effective Time to receive severance in accordance with such guidelines. Parent hereby guarantees the payment and performance by the Surviving Corporation of such obligations assumed by Surviving Corporation pursuant to this Section 6.4(b).
               (c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries (including the Surviving Corporation) following the Effective Time and in which any of the Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate, vesting, accrual of and entitlement to benefits and all other purposes (other than for purposes of accrual of pension benefits or, if applicable, for applying deductibles, co-payments and out of pocket maximums), service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in a duplication of benefits. Each Parent Plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent waived or not applicable under the applicable Benefit Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the calendar year in which the Effective Time occurs under a corresponding Benefit Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.
               (d) The ESPP has been or will be suspended at or prior to February 14, 2007. The ESPP shall be terminated for all purposes immediately prior to the Effective Time.
     Section 6.5 Publicity. The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective Affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Company’s board of directors has effected a Change of Recommendation.

     Section 6.6 Directors’ and Officers’ Insurance and Indemnification.
               (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted by Law, and Parent shall, and shall cause the Surviving Corporation to, promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.
               (b) Parent shall cause to be maintained in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement); provided that in lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Company may at its option prior to the Effective Time purchase a six-year run-off (Extended Reporting Period) program for directors’ and officers’ liability insurance and fiduciary liability insurance.
               (c) This Section 6.6 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.6 and the articles of incorporation and bylaws of the Surviving Corporation.
               (d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.6.
     Section 6.7 Proxy Statement. The Company shall take all action necessary in accordance with applicable Law and its articles of incorporation and bylaws and Nasdaq rules to call, give notice of, convene and hold a special meeting of the Company’s shareholders (including any adjournment or postponement thereof, the “Company Special Meeting”) as soon as practicable following the date hereof for the purpose of approving this Agreement and, in connection with the Company Special Meeting, as soon as practicable after the date hereof the Company shall prepare and file with the SEC a proxy statement (together with all amendments and supplements thereto, the “Proxy Statement”) relating to the Merger and this Agreement and furnish the information required to be provided to the shareholders of the Company pursuant to the OBCA and the Exchange Act, which Proxy Statement shall be reasonably satisfactory to Parent. Promptly after its preparation and prior to its filing with the SEC, the Company shall provide a copy of the Proxy Statement, and any amendment to the Proxy Statement, to Parent, and will consider inclusion into the Proxy Statement comments timely received from Parent or its counsel. The Company shall give Parent notice of any comments on the Proxy Statement received by the SEC, and shall promptly respond to SEC comments, if any. Unless this Agreement is previously terminated in accordance with Section 8.1, the Proxy Statement shall include the recommendation of the Company’s board of directors that the Company’s shareholders approve this Agreement (the “Company Recommendation”). Notwithstanding the foregoing, if the Company’s board of directors determines in good faith, after consultation with its counsel, that calling, giving notice of, convening or holding the Company Special Meeting, or preparing and distributing the Proxy Statement, or including a Company Recommendation in the Proxy Statement may be inconsistent with the directors’ fiduciary duties under applicable Law following an indication of an Acquisition Proposal, the Company may delay any such action until the Company’s board of directors determines in good faith, after consultation with its counsel, that it may take such action.
     Section 6.8 Commercially Reasonable Efforts.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their commercially reasonable efforts to promptly, unless prohibited by Law (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the United States, and (C) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including, without limitation, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Notwithstanding anything set forth in this Section 6.8(a), Parent shall not be required to take any action, including entering into any consent and decree, hold separate orders or other arrangements that (i) requires the divestiture of any assets of any of Sub, Parent or the Company or any of their respective Subsidiaries, or (ii) limits Parent’s freedom of action with respect to its ability to retain the Company and its Subsidiaries or any portion thereof or any of Parent’s or its Affiliates’ other assets or business. Notwithstanding the foregoing, none of the Company, Parent or Sub shall be obligated to use its commercially reasonable efforts or take any action pursuant to this Section 6.8(a) if in the opinion of its board of directors after consultation with its outside counsel such actions would be inconsistent with the directors’ fiduciary duties to their respective shareholders under, or otherwise violate, applicable Law.
               (b) Each of the Company, Parent and Sub shall give prompt notice to the other parties of (i) any written notice or other communication from any Governmental Entity in connection with the Merger and (ii) any change or development that is reasonably likely to result in a material breach of a representation, warranty or covenant under this Agreement.
     Section 6.9 Ongoing Employment Recruitment Activities. Parent agrees that the Company and its Subsidiaries shall (i) continue, through at least March 31, 2007, to recruit and assess applicants for applicable employment positions with the Company and its Subsidiaries pursuant to Department of Labor recruiting requirements with respect to “green card” applicants and (ii) deliver any required reports related thereto to the Department of Labor. If the Closing shall have occurred prior to March 31, 2007, Parent and Sub shall continue such recruiting and assessment activities from the Effective Time through at least March 31, 2007, without interruption, and deliver any required reports. Notwithstanding anything in this Agreement to the contrary, any such activities shall not be deemed a violation of this Agreement, including without limitation Section 6.1.
ARTICLE VII
CONDITIONS
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Sub, if permissible under applicable Law) of the following conditions:

               (a) this Agreement shall have been approved by the shareholders of the Company in accordance with the OBCA;
               (b) no Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement; and
               (c) any applicable waiting period under the HSR Act shall have expired or been terminated.
     Section 7.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent and Sub) of the following further conditions:
               (a) each of the representations and warranties of the Company contained in Section 4.2 (Capitalization) shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except for such inaccuracies as are de minimis in the aggregate;
               (b) each of the other representations and warranties of the Company shall be true and accurate as of the date made and as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein), would not, individually or in the aggregate, have a Company Material Adverse Effect;
               (c) the Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing;
               (d) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;
               (e) Company shall have delivered to Parent audited financial statements as of and for the year ended December 31, 2006;
               (f) Since the date of this Agreement, there shall not have occurred any event, circumstance, development, change or effect that has had, or would reasonably be expected to have, a Company Material Adverse Effect; and
               (g) Parent shall have received from the Company a certificate dated as of the Closing Date in the form attached as Exhibit A.

     Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:
               (a) each of the representations and warranties of Parent and Sub shall be true and accurate as of the Closing as if made at and as of such time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which representations and warranties need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) would not, individually or in the aggregate, have a Parent Material Adverse Effect;
               (b) each of Parent and Sub shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or Sub, as the case may be, at or prior to the Closing;
               (c) the Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(a) have been satisfied; and
               (d) Parent shall have delivered to the Company a certificate, in form and substance reasonably satisfactory to the Company, to the effect that, at the Effective Time, after giving effect to the Merger and the other transactions contemplated hereby, none of the Surviving Corporation or any of its Subsidiaries will (i) be insolvent (either because the financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.
     Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or use its commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.8(a).
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval of this Agreement:
               (a) by the mutual consent of the Company and Parent;

               (b) by either the Company or Parent:
               (i) if the Merger shall not have occurred on or prior to June 15, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date; provided further, however, that if, as of such date, all conditions to this Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, other than the conditions set forth in Section 7.1(b) and Section 7.1(c), at the Closing), then the Company may extend the Termination Date to October 15, 2007;
               (ii) if any Governmental Entity having jurisdiction over the Company, Parent or Sub shall have issued an order, decree or ruling or taken any other action, in each case permanently enjoining or otherwise prohibiting the consummation of the Merger substantially as contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, unless the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not have complied with its obligations under Section 6.8(a);
               (iii) if the Company Special Meeting shall have concluded without the approval of this Agreement by the Company’s shareholders having been obtained in accordance with the OBCA; or
               (iv) if the Company’s board of directors shall have effected a Change of Recommendation;
               (c) by the Company:
               (i) upon a breach of any covenant or agreement on the part of Parent or Sub, or if any representation or warranty of Parent or Sub shall be or become untrue, in any case such that the conditions set forth in Section 7.3(a) or Section 7.3(a) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by Parent and Sub through the exercise of their commercially reasonable efforts and Parent and Sub continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.1(c)(i); provided further that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to the Company if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
               (ii) in order to accept a Superior Proposal; or

               (d) By Parent:
               (i) upon a breach of any covenant or agreement on the part of the Company, or if any representation or warranty of the Company shall be or become untrue, in any case such that the conditions set forth in Section 7.2(a) or Section 7.2(c) would not be satisfied (assuming that the date of such determination is the Closing Date); provided that if such breach is curable by the Company through the exercise of its commercially reasonable efforts and the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.1(d)(i); provided further that the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to Parent if it has failed to perform in any material respect any of its obligations under or in connection with this Agreement; or
               (ii) other than in the case of a Change of Recommendation, if the board of directors of the Company shall have withdrawn or modified, in a manner adverse to Parent or Sub, the Company Recommendation, or approved or recommended another Acquisition Proposal.
     Section 8.2 Effect of Termination.
               (a) In the event of the termination of this Agreement in accordance with Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company or their respective directors, officers, employees, shareholders, Representatives, agents or advisors other than, with respect to Parent, Sub and the Company, the obligations pursuant to this Section 8.2, Article IX and the last sentence of Section 6.2. Nothing contained in this Section 8.2 shall relieve Parent, Sub or the Company from liability for fraud or intentional breach of this Agreement or the Confidentiality Agreement.
               (b) If
(i) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii),
(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(b)(iv) or
(iii) (A) this Agreement is terminated by (I) the Company pursuant to Section 8.1(b)(i) (but only if at such time Parent would not be prohibited from terminating this Agreement by the first proviso in Section 8.1(b)(i)) without a vote of the Company’s shareholders being taken or (II) by either Parent or the Company pursuant to Section 8.1(b)(iii), (B) there has been publicly disclosed for the first time after the date of this Agreement and prior to the termination of this Agreement in the case of clause (A) (I) and the time of Company Special Meeting in the case of clause (A) (II), an Acquisition Proposal and (C) within one year after such termination, either (1) the Company enters into a definitive agreement with respect to a Qualifying Transaction pursuant to such Acquisition Proposal, which Qualifying Transaction is later consummated with the Person that made such Acquisition Proposal, or (2) such a Qualifying Transaction occurs with such Person, then the Company shall pay to Parent a termination fee of $5,500,000 in cash,
(x) concurrently with any termination pursuant to Section 8.1(c)(ii),
(y) within five (5) Business Days after any termination pursuant to Section 8.1(b)(iv) or Section 8.1(d)(ii) and
(z) within five (5) Business Days after the consummation of the transaction contemplated by Section 8.2(b)(iii)(C) after a termination by the Company pursuant to Section 8.1(b)(i)or by the Company or Parent pursuant to Section 8.1(b)(iii) in the manner contemplated by Section 8.1(b)(iii);
it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.2(b) on more than one occasion. Upon payment of such fee, the Company shall have no further liability to Parent or Sub with respect to this Agreement or the transactions contemplated hereby, provided that nothing herein shall release any party from liability for intentional breach or fraud. All payments contemplated by this Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of Taxes.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.
     Section 9.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time.

Section 9.3 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
               (a) if to Parent or Sub, to:
CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
Facsimile: (678) 375-3010
Attention: Mark A. Johnson, Vice Chairman
               with a copy to:
CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
Facsimile: (678) 375-1150
Attention: Laura Binion, General Counsel
               (b) if to the Company, to:
Corillian Corporation
3400 NW John Olsen Place
Hillsboro, Oregon 97124
Facsimile: (503) 629-3803
Attention: Alex P. Hart
               with a copy to:
Perkins Coie LLP
1120 NW Couch Street, 10th Floor
Portland, Oregon 97214
Facsimile: 503-727-2222
Attention: Roy W. Tucker
or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.
     Section 9.4 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Information provided in any section of the Company Disclosure Schedule shall be deemed to be adequate response and disclosure of such facts or circumstances with respect to any section of Article IV calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties; provided that such information has been disclosed in sufficient detail and in a manner to put a reasonable person on notice of the relevance of the facts or circumstances so disclosed to the applicable section of Article IV. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.
     Section 9.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the exhibits and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except as provided in Article III on and after the Effective Time and Section 6.6, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 9.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
     Section 9.9 Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any United States federal court located in the State of Oregon or any Oregon state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a United States federal or state court sitting in the State of Oregon; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any United States federal court located in the State of Oregon or any Oregon state court in any other court or jurisdiction.
     Section 9.10 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
     Section 9.11 Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.
     Section 9.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.
     Section 9.13 Expenses. All costs and expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.
     Section 9.14 Headings. Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
     Section 9.15 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
     Section 9.16 WAIVER OF JURY TRIAL. EACH OF PARENT, SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN

ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Company, Parent and Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CORILLIAN CORPORATION
By:	/s/ Alex P. Hart
	Name:	Alex P. Hart
	Title:	President and Chief Executive Officer

CHECKFREE CORPORATION
By:	/s/ Mark A. Johnson
	Name:	Mark A. Johnson
	Title:	Vice Chairman

CF OREGON, INC.
By:	/s/ Mark A. Johnson
	Name:	Mark A. Johnson
	Title:	Executive Vice President